===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                    ___________________________________





                                  FORM 8-K

                               CURRENT REPORT

                   PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                    ___________________________________


DATE OF REPORT:   NOVEMBER 4, 2002
DATE OF EARLIEST EVENT REPORTED:    NOVEMBER 4, 2002

                              COMMSCOPE, INC.
           (Exact name of registrant as specified in its charter)


   DELAWARE                      1-12929                    36-4135495
(State or other          (Commission File Number)        (I.R.S. Employer
jurisdiction of                                       Identification Number)
 incorporation
or organization)
                          1100 COMMSCOPE PLACE, SE
                       HICKORY, NORTH CAROLINA 28602

                  (Address of principal executive offices)




REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:           (828) 324-2200

===============================================================================

Item 9. Regulation FD Disclosure.
        ------------------------

     On November 4, 2002, the registrant issued a press release relating to its financial results for the third quarter of 2002, the termination of its existing revolving loan credit facility (which has no outstanding indebtedness and was scheduled to terminate on December 31, 2002) and the obtaining of temporary financial covenant waivers for the period commencing on September 30, 2002 and through and including December 31, 2002 under its $11 million eurodollar credit agreement and its $13 million operating lease. The full text of the press release is set forth below:

               "COMMSCOPE REPORTS THIRD QUARTER 2002 RESULTS

HICKORY, NC -- (NOVEMBER 4, 2002) CommScope, Inc. (NYSE: CTV) today reported third quarter results for the period ended September 30, 2002. CommScope reported sales of $147.8 million and a net loss of $19.6 million or $0.32 per share for the third quarter. The loss included noncash impairment charges of $0.26 per share and after-tax equity in losses of OFS BrightWave, LLC of $0.10 per share, which are discussed below.

For the same period last year, net income was $6.3 million and earnings were $0.12 per diluted share. Third quarter 2001 results included pretax charges of $9.3 million or $0.11 per diluted share, net of tax, related to the financing and formation of the original joint venture arrangements with The Furukawa Electric Co., Ltd. of Japan (Tokyo: 5801), which were subsequently restructured.

CommScope's sales for the third quarter were $147.8 million compared to $177.7 million in the year-ago quarter and $155.0 million in the second quarter of 2002. Third quarter 2002 domestic sales were stable sequentially at $120.8 million largely due to strong sales to AT&T Broadband, but declined from $143.4 million in the prior year primarily due to lower sales to Adelphia as well as lower sales of fiber optic cable and wireless products. International sales for the third quarter were $27.0 million, compared to $33.9 million in the second quarter and $34.3 million in the third quarter of 2001.

Orders booked in the third quarter of 2002 were $145.5 million, compared to $141.6 million in the same quarter last year and $157.2 million in the second quarter of 2002.

"While business conditions remain challenging as reflected in our reported results, we believe we continue to position the company to take advantage of an eventual market recovery," said Frank M. Drendel, CommScope Chairman and Chief Executive Officer. "For example, we recently enhanced our strategic relationship with Furukawa while reducing our outstanding shares. During the third quarter, we built upon our strong market position, generated solid free cash flow and lowered our cost structure."

On a pro forma basis, excluding only impairment charges and the Company's after-tax share of net losses in OFS BrightWave, CommScope earned $2.7 million or $0.04 per share for the third quarter of 2002.

IMPAIRMENT CHARGES
------------------

The noncash impairment charges of $25.1 million ($15.8 million, net of tax, or $0.26 per share) recorded during the third quarter primarily relate to underutilized and idle production equipment due to the ongoing severe downturn in telecommunications. The charges were:

o $15.1 million ($0.15 per share) related to wireless cable production assets.

o $5.3 million ($0.06 per share) related to fiber cable production assets.

o $3.0 million ($0.03 per share) related to other telecom cable production assets.

o    $1.7 million ($0.02 per share) related to other production assets.

OFS BRIGHTWAVE
--------------

OFS BrightWave's performance continues to reflect the extremely difficult global business conditions for optical fiber and fiber cable. During the third quarter of 2002, OFS BrightWave had revenues of $21.0 million, a negative gross profit of $35.7 million and a net loss of $54.0 million, which included net special charges of $4.8 million, primarily related to employee separation costs.

CommScope recorded a charge of $6.4 million or $0.10 per share of after-tax equity in losses of OFS BrightWave related to its minority ownership in this venture during the third quarter. The Company acquired an 18.4% ownership interest in OFS BrightWave, an optical fiber and fiber cable venture between CommScope and Furukawa, during the fourth quarter of 2001 and CommScope is reporting results using the equity method of accounting for this investment.

CASH FLOW AND LIQUIDITY
-----------------------

Net cash provided by operating activities for the third quarter was $26.8 million and capital expenditures for the quarter were $2.9 million, resulting in $23.9 million of free cash flow (total cash from operations less capital expenditures).

During the third quarter, CommScope also advanced $6.5 million to OFS BrightWave under an existing $30 million revolving credit facility. As of September 30, 2002, OFS owed CommScope $23.9 million under this facility. The Company expects OFS to borrow the remaining $6.1 million available under this facility during the fourth quarter.

The Company recently terminated its existing revolving credit facility, which was scheduled to expire in December 2002. CommScope had no outstanding indebtedness under this terminated facility and ended the third quarter with $131.6 million of cash and cash equivalents on the balance sheet.

The Company expects to enter into a new secured credit facility of up to $125 million during the fourth quarter. In anticipation of this new primary facility, the Company obtained temporary covenant waivers under its $11 million eurodollar credit agreement and a $13 million operating lease. If the Company is unable to establish its new primary facility by year end, it intends to further amend the eurodollar and operating lease agreements or repay the obligations using existing cash balances.

COMMON STOCK PURCHASE
---------------------

CommScope and Furukawa announced in October that they had privately purchased 10.2 million shares of CommScope common stock held by Lucent Technologies Inc. (NYSE: LU). Lucent had acquired the CommScope common stock in connection with CommScope's investment in OFS BrightWave in November 2001.

The total purchase price for the 10.2 million-share block was approximately $53.0 million or $5.20 per share. Furukawa purchased 7,656,900 shares, which it plans to hold for investment purposes. CommScope repurchascd 2,543,100 shares, which it will hold as treasury stock. CommScope funded its $13.2 million repurchase using existing cash balances.

OTHER THIRD QUARTER 2002 HIGHLIGHTS
-----------------------------------

o Broadband/Video sales worldwide decreased 4% sequentially and 14% year over year to $120.3 million for the third quarter. A significant year-over-year increase in sales to AT&T Broadband was more than offset by lower sales to Adelphia and reduced sales of fiber optic cable products. International sales continue to reflect the difficult global business environment.

o Local Area Network (LAN) sales increased 4% year over year and 6% sequentially to $24.2 million for the third quarter. The Company redirected project business and utilized its strong brand recognition to offset the previously announced loss of a leading distribution channel. During the quarter, CommScope also announced the addition of fiber optic connectivity components to its LAN product line through a new marketing alliance with OFS.

o Wireless and Other Telecom sales were $3.3 million, down 52% sequentially and down 78% year over year. Wireless and Other Telecom sales continue to be affected by reduced infrastructure spending, capital constraints and the uncertain global business environment. CommScope recently named Ted Hally as Executive Vice President and General Manager of its Wireless products group. The Company believes that Hally's strong leadership capabilities and diverse international experience will be tremendous assets to CommScope as it continues to expand its wireless business globally. The Company expects to conduct trials of its new flexible cable with several major European wireless operators during the fourth quarter.

o Total Company gross margin for the third quarter was 18.3% compared to 24.7% in the year-ago period and 20.5% in the second quarter of 2002. Gross margin for the quarter was affected by lower sales volumes, product mix, ongoing pricing pressure for certain products and included approximately $1 million in costs related to the previously announced workforce reduction.

FOURTH QUARTER OUTLOOK
----------------------

Looking ahead to the fourth quarter, the Company expects sales in the $125-$l35 million range and gross margin in the 18-19% range. "Forecasting remains difficult due to business conditions and cautious customer spending," said Jearld L. Leonhardt, Executive Vice President and Chief Financial Officer. "While we expect lower sales as we move into the traditionally weaker part of the year, we believe that our gross margin will be comparable sequentially primarily due to the positive impact of our cost reduction actions."

CONFERENCE CALL INFORMATION
---------------------------

CommScope will host a conference call to review third quarter 2002 results at 4:30 p.m. Eastern Time today. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO, Brian Garrett, President and COO, and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial 212-896-6107. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Internet at:

http://www.firstcallevents.com/service/ajwz367543123gf12.html

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial 402-977-9140 for the replay. The replay ID is 20968729. The replay will be available through Wednesday, November 6. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site (http://www.commscope.com).

CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coaxial (HFC) applications and a leading supplier of high-performance fiber optic and twisted pair cables for LAN, wireless and other communications applications. Through its relationship with OFS, CommScope has an ownership interest in one of the world's largest producers of optical fiber and cable and has access to a broad array of connectivity components as well as technology advanced optical fibers, including the zero water peak optical fibers used in the production of the LightScope ZWP(R) family of products.

(Minimum requirements to listen to the broadcast and replay on the
Internet: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to webcastsupport@tfprn.com.)

This press release contains forward-looking statements regarding sales, outlook and expectations for CommScope and OFS BrightWave that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, expected demand from AT&T BroadBand and major domestic MSOs, telecommunications industry capital spending; industry consolidation; ability of our customers to secure adequate financing to fund their infrastructure projects or to pay us; industry excess capacity; changes or fluctuations in global economic conditions; financial performance of OFS BrightWave; competitive pricing and acceptance of our products; our ability to obtain financing and capital on commercially reasonable terms; possible restrictions imposed on us by a new revolving credit arrangement; possible future impairment charges; changes in cost and availability of key raw materials; successful operation of bimetals manufacturing and other vertical integration activities; successful expansion and related operation of our facilities; developments in technology; industry competition and the ability to retain customers; regulatory changes affecting our industries; acquisition activities; possible disruption due to customer or supplier bankruptcy reorganization or restructuring; terrorist activity or armed conflict and other factors. For a more detailed description of factors that could cause such a difference please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation to update these statements as a result of new information, future events or otherwise.

CONTACTS:
Phil Armstrong             Betsy Lambert, APR
Investor Relations         Media Relations
(828) 323-4848             (828) 323-4873

                                ##########


                              COMMSCOPE, INC.
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 Three Months Ended              Nine Months Ended
                                                                    September 30,                  September 30,
                                                                -----------------------       ----------------------
                                                                  2002           2001           2002          2001
                                                                --------       --------       --------      --------
Net sales                                                       $147,819       $177,702       $462,584      $594,961
Operating costs and expenses
   Cost of sales                                                 120,743        133,755        368,360       449,910
   Selling, general and administrative                            20,508         19,019         82,801        61,564
   Research and development                                        1,069          1,834          4,847         5,459
   Amortization of goodwill                                        -              1,340         -              4,023
   Terminated acquisition costs                                    -              9,294         -              9,294
   Impairment charges for fixed assets
     and investments                                              25,096         -              25,096        12,615
       Total operating costs and expenses                        167,416        165,242        481,104       542,865
Operating income (loss)                                         (19,597)         12,460       (18,520)        52,096
Other income (expense), net                                          392          (472)            751         (603)
Interest expense                                                 (2,419)        (2,211)        (6,860)       (6,285)
Interest income                                                      696            294          1,702           669
Income (loss) before income taxes and
   equity in losses of OFS BrightWave, LLC                      (20,928)         10,071       (22,927)        45,877
Provision for income tax benefit (expense)                         7,725        (3,726)          8,465      (16,975)
Income (loss) before equity in losses of OFS
   BrightWave, LLC                                              (13,203)          6,345       (14,462)        28,902
Equity in losses of OFS BrightWave, LLC                          (6,359)         -            (49,239)         -
Net income (loss)                                              $(19,562)       $  6,345      $(63,701)      $ 28,902

Net income (loss) per share:
   Basic                                                       $  (0.32)       $   0.12      $  (1.03)      $   0.56
   Assuming dilution                                           $  (0.32)       $   0.12      $  (1.03)      $   0.55

Weighted average shares outstanding:
   Basic                                                          61,763         51,440         61,745        51,384
   Assuming dilution (a)                                          61,763         52,350         61,745        52,208

(a)  Calculation of weighted average shares outstanding,
    assuming dilution:
       Weighted average shares, basic                             61,763         51,440         61,745        51,384
       Dilutive effect of stock options*                           -                910         -                824
         Weighted average shares, assuming dilution               61,763         52,350         61,745        52,208


* For the three months and nine months ended September 30, 2002, stock options were antidilutive as a result of the net losses during the respective periods, and were therefore excluded from the calculation of net loss per share, assuming dilution.



                              COMMSCOPE, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                    (Unaudited)
                                                                   September 30,         December 31,
                                                                        2002                 2001
                                                                   --------------        ------------
                                                        Assets

Cash and cash equivalents                                               $ 131,575            $ 61,929
Accounts receivable, less allowance for doubtful accounts
     of $14,502 and $12,599, respectively                                  80,438             105,402
Inventories                                                                44,365              47,670
Prepaid expenses and other current assets                                  20,925              12,724
Deferred income taxes                                                      19,483              18,143
                                                                   --------------      --------------
         Total current assets                                             296,786             245,868

Property, plant and equipment, net                                        221,060             277,169
Goodwill, net of accumulated amortization of $59,518
     and $59,493, respectively                                            151,322             151,307
Other intangibles, net of accumulated amortization of
     $39,303 and $37,421, respectively                                      9,462              11,344
Deferred income taxes                                                       2,575                  --
Investment in and advances to OFS BrightWave, LLC                         112,489             196,860
Other assets                                                                9,960               6,457
                                                                   --------------      --------------

         Total Assets                                                   $ 803,654           $ 889,005
                                                                   ==============      ==============

                                Liabilities and Stockholders' Equity

Accounts payable                                                         $ 20,504            $ 16,339
Other accrued liabilities                                                  34,336              27,753
Current portion of long-term debt                                           2,943               2,651
                                                                   --------------      --------------
         Total current liabilities                                         57,783              46,743
                                                                   --------------      --------------

Long-term debt less current portion                                       190,657             191,918
Deferred income taxes                                                          __              22,899
Other noncurrent liabilities                                               25,024              20,931
                                                                   --------------      --------------
         Total Liabilities                                                273,464             282,491
                                                                   --------------      --------------

Commitments and contingencies

Stockholders' Equity:
     Preferred stock, $.01 par value; Authorized shares:
       20,000,000; Issued and outstanding shares:  None at
       September 30, 2002 and December 31, 2001                                --                  --
     Common stock, $.01 par value; Authorized shares:
       300,000,000; Issued and outstanding shares:
       61,762,667 at September 30, 2002; 61,688,256 at
       December 31, 2001                                                      618                 617
     Additional paid-in capital                                           382,995             381,823
     Retained earnings                                                    164,966             228,667
     Accumulated other comprehensive loss                                (18,389)             (4,593)
                                                                   --------------      --------------
         Total Stockholders' Equity                                       530,190             606,514
                                                                   --------------      --------------
         Total Liabilities and Stockholders' Equity                     $ 803,654           $ 889,005
                                                                   ==============      ==============
"

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.



     Dated: November 4, 2002


                                  COMMSCOPE, INC.


                                  By: /s/ Frank B. Wyatt, II
                                     ------------------------------------
                                        Frank B. Wyatt, II
                                        Senior Vice President, General Counsel
                                        and Secretary